Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of RadNet, Inc. for the registration of common stock, preferred stock, debt securities, warrants, subscription rights and units, and to the incorporation by reference therein of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of RadNet, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of RadNet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, and to the incorporation by reference therein of our report dated March 31, 2014 with respect to the financial statements of certain RadNet, Inc. affiliates including Franklin Imaging Joint Venture, Carroll County Radiology, LLC, MRI at St. Joseph Medical Center, LLC, and Greater Baltimore Diagnostic Imaging Partnership, included in Amendment No. 1 to the Form 10-K (Form 10-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 30, 2014